Exhibit 99.(a)(5)(ii)

Aerodrome and Affiliates Commence Tender Offers for Series B Shares
of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

Mexico City, May 24, 2021 – Aerodrome Infrastructure S.à r.l. (“Aerodrome”) announced today that, along with its affiliates Servicios de Tecnología Aeroportuaria, S.A. de C.V. (“SETA”), Bagual S.à r.l. (“Bagual”), Grenadier S.à r.l. (“Grenadier”), Pequod S.à r.l. (“Pequod”), Harpoon S.à r.l. (“Harpoon”), Expanse S.à r.l. (“Expanse”), Fintech Holdings Inc. (“FH”), and David Martínez (“Mr. Martínez” and, together with Aerodrome, SETA, Bagual, Grenadier, Pequod, Harpoon, Expanse and FH, the “Offerors”), has commenced a cash tender offer in the U.S. (the “U.S. Offer”) for up to 97,527,888 (1) outstanding Series B ordinary shares, without par value (the “Series B Shares”) of Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. (“OMA”), a publicly traded corporation organized under the laws of Mexico, held by U.S. persons, and (2) Series B Shares represented by outstanding American depositary shares (whether held or not by U.S. persons) (each representing eight Series B Shares) (the “ADSs” and, together with the Series B Shares, the “Securities”). The U.S. Offer is being made in conjunction with an offer by Aerodrome in Mexico directed to holders of Series B Shares, but not holders of ADSs (together with the U.S. Offer, the “Offers”).

The U.S. Offer is being made upon the terms and subject to the conditions set forth in the U.S. offer to purchase, dated May 24, 2021 (the “U.S. Offer to Purchase”), and the related ADS letter of transmittal, the Series B acceptance letter and related documents filed by the Offerors with the Securities and Exchange Commission (the “U.S. Tender Offer Materials”).

The U.S. Offer commenced today, May 24, 2021, at 9:00 a.m., New York City Time and will expire at 8:00 a.m., New York City Time (the “Expiration Time”) on June 22, 2021 (the “Expiration Date”), unless the U.S. Offer is extended.

Tenders of Securities made pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Time on the Expiration Date, unless withdrawal rights are required to be reinstated in accordance with applicable law.

The offer price for the Series B Shares is Ps.137 (or approximately U.S.$7 based on an exchange rate of Ps.19.86 per U.S.$1.00, the exchange rate between Mexican pesos and U.S. dollars reported by the U.S. Federal Reserve Board on May 14, 2021) and the offer price for the ADSs is Ps.1,096 (or approximately U.S.$55 based on an exchange rate of Ps.19.86 per U.S.$1.00, the exchange rate between Mexican pesos and U.S. dollars reported by the U.S. Federal Reserve Board on May 14, 2021), in each case validly tendered and not validly withdrawn, less (i) any applicable stock exchange and settlement fees, (ii) any applicable brokerage fees or commissions, (iii) any applicable currency conversion expenses with respect to the conversion of Mexican pesos to U.S. dollars, (iv) any applicable distributions declared or paid by OMA in respect of any tendered Series B Shares on or after the commencement of the U.S. Offer, and (v) any applicable withholding taxes.

If more than 97,527,888 Series B Shares, including Series B Shares represented by ADSs (or such greater number of Series B Shares, including Series B Shares represented by ADSs, as the Offerors may elect to purchase, subject to applicable law) are validly tendered in the Offers and not validly withdrawn, the Offerors will accept Series B Shares, including Series B Shares represented by ADSs, for purchase by prorating all the tendered Series B Shares, including Series B Shares represented by ADSs, with appropriate adjustments to avoid purchases of fractional Series B Shares or ADSs. If proration of tendered Series B Shares (including Series B Shares represented by ADSs) is required, the Offerors will determine the preliminary proration factor promptly following the Expiration Date. Because of the difficulty in determining the number of Series B Shares, including Series B Shares represented by ADSs, validly tendered and not validly withdrawn in the Offers, the Offerors do not expect that they will be able to announce the final proration factor until at least 4 (four) business days after the Expiration Date, after which time they will announce the final proration factor and final results of any proration by press release. The preliminary results will be announced by press release promptly after the Expiration Date.

The consummation of the U.S. Offer and the Offerors’ obligation to accept for purchase and to pay for Series B Shares, including Series B Shares represented by ADSs, validly tendered (and not validly withdrawn) pursuant to the U.S. Offer are subject to the satisfaction of or waiver of the following conditions: (i) there being validly tendered in the Offers and not validly withdrawn prior to the Expiration Date at least 19,505,578 Series B Shares, including Series B Shares represented by ADSs, (ii) the successful consummation by the Offerors prior to the Expiration Date of a financing transaction yielding net proceeds to the Offerors sufficient to fund the aggregate cash consideration to be paid in the Offers, (iii) the issuance by the Federal Economic Competition Commission (Comisión Federal de Competencia Económica) of a favorable resolution with regard to the acquisition of the Series B Shares by the Offerors, (iv) the Mexican Ministry of Communication and Transport (Secretaría de Comunicaciones y Transportes) not having objected or established conditions with regard to the acquisition by the Offerors of more than 35% of the capital stock of OMA; and (v) the satisfaction of the other customary conditions as described in the Offer to Purchase. The Offerors reserve the right to amend or waive any of the conditions of the U.S. Offer, in whole or in part, at any time or from time to time, in their sole discretion subject to applicable law.

In accordance with the terms of the U.S. Offer, payment for the Series B Shares, including Series B Shares represented by ADSs, tendered on or prior to the Expiration Date and not previously withdrawn will be made promptly after the Expiration Date, expected to be no later than 6 (six) business days after the Expiration Date.

The offer price for the Series B Shares accepted for payment pursuant to the U.S. Offer will be settled in Mexican pesos and will be paid by the Offerors through S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”), the Mexican securities clearing system, and participants in Indeval. The offer price for ADSs in the U.S. Offer has been determined in Mexican pesos, but will payable in U.S. dollars. The offer price for ADSs accepted for payment pursuant to the U.S. Offer will be paid by the Offerors to American Stock Transfer & Trust Company, LLC, as ADS receiving agent, in Mexican pesos or U.S. dollars at the discretion of the Offerors. If paid in Mexican pesos, the ADS receiving agent will arrange for the conversion of the consideration into U.S. dollars, net of fees and expenses for converting Mexican pesos to U.S. dollars. Any conversion into U.S. dollars will be based on the U.S. dollar / Mexican peso spot market rate available to the ADS receiving agent on the date of payment. The ADS receiving agent will pay the proceeds, net of fees and expenses for that conversion into U.S. dollars, to the holders of the ADSs validly tendered and accepted for purchase.

Under U.S. law, within 10 (ten) business days after the commencement of the U.S. Offer, OMA is required by the Securities Exchange Act of 1934 to file with the Securities and Exchange Commission and distribute to holders of Securities that are U.S. residents a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of the position of the Board of Directors of OMA with respect to the U.S. Offer.

Holders are advised to check with any bank, securities broker or other intermediary through which they hold Securities as to when such intermediary would need to receive instructions from such holder in order for that holder to be able to participate in, or withdraw their instruction to participate in, the U.S. Offer, before the deadlines specified herein and in the U.S. Tender Offer Materials. The deadlines set by any such intermediary and the relevant clearing systems for the submission and withdrawal of tender instructions will also be earlier than the relevant deadlines specified herein and in the U.S. Tender Offer Materials.

* * *

This press release is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of OMA. Complete terms and conditions of the U.S. Offer are set forth in the U.S. Offer to Purchase and the other U.S. Tender Offer Materials. Holders of Securities are urged to carefully read the U.S. Offer to Purchase and the other U.S. Tender Offer Materials that are or will be filed with the Securities and Exchange Commission, as well as any amendments and supplements to those documents, because they contain important information. This announcement is not for publication, release or distribution in or into or from any jurisdiction where it would otherwise be prohibited.

Copies of the U.S. Offer to Purchase and the other U.S. Tender Offer Materials are available free of charge from D.F. King & Co., Inc., the U.S. information agent for the U.S. Offer. The U.S. information agent may be contacted at, for bankers and brokers call collect: (212) 269 5550, all others call toll free: (800) 488-8035, email: OMA@dfking.com.

The ADS receiving agent for the U.S. Offer is American Stock Transfer & Trust Company, LLC. The ADS receiving agent may be contacted at: (877) 248-6417 or (718) 921-8317, fax (718) 234-5001. The Series B receiving agent for the U.S. Offer is J.P. Morgan Casa de Bolsa, S.A. de C.V., J.P. Morgan Grupo Financiero. The Series B receiving agent may be contacted at: +(52 55) 5540-9317.

Forward-Looking Statements

This announcement contains forward-looking statements. Forward-looking statements are information of a non-historical nature or which relate to future events and are subject to risks and uncertainties. No assurance can be given that the transactions described herein will be consummated or as to the ultimate terms of any such transactions. The Offerors undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

Media Contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor, New York, NY 10005
Attention: Geoffrey Weinberg
(917) 473-2984
Bankers and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 488-8035
Email: OMA@dfking.com

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